Western Alliance Bancorporation
One East Washington Street
Phoenix, AZ 85004
www.westernalliancebancorporation.com

PHOENIX--(BUSINESS WIRE)--July 21, 2022
SECOND QUARTER 2022 FINANCIAL RESULTS

Second Quarter Highlights:

Net income	Earnings per share	PPNR[1]	Net interest margin	Efficiency ratio[1]	Book value per common share
$260.2 million	$2.39	$351.1 million	3.54%	42.8%	$43.07
					$36.67[1], excluding goodwill and intangibles

CEO COMMENTARY:
“Western Alliance's solid performance in the second quarter of 2022 produced record revenues, PPNR and earnings for the quarter,” said Kenneth Vecchione, President and Chief Executive Officer. “Our capital driven business model delivered strong quarterly results, achieving $260.2 million in net income and earnings per share of $2.39, an increase of 10.1% over prior year. Quarterly loan and deposit increases of $7.2 billion and $1.6 billion, respectively, lifted total assets to $66 billion. Quarterly net interest margin of 3.54% increased 22 basis points from prior quarter, driving net interest income higher by 16.8% to $525.0 million. Asset quality remained strong with nonperforming assets to total assets of 0.15%."

Acquisition of Digital Disbursements and AmeriHome Mortgage Company:
On January 25, 2022, the Company completed its acquisition of Digital Settlement Technologies LLC, doing business as Digital Disbursements, a digital payments platform for the class action legal industry. On April 7, 2021, the Company completed its acquisition of Aris Mortgage Holding Company, LLC, the parent company of AmeriHome Mortgage Company, LLC ("AmeriHome"). The Company's results include the financial results of Digital Disbursements and AmeriHome beginning on the acquisition dates noted.

LINKED-QUARTER BASIS	YEAR-OVER-YEAR

FINANCIAL HIGHLIGHTS:
▪Net income of $260.2 million and earnings per share of $2.39, compared to $240.1 million and $2.22, respectively
▪Net revenue of $620.0 million, an increase of 11.6%, or $64.2 million, compared to an increase in non-interest expenses of 8.2%, or $20.3 million
▪Pre-provision net revenue1 of $351.1 million, up $43.9 million from $307.2 million
▪Effective tax rate of 19.6%, compared to 19.5%
▪Net income of $260.2 million and earnings per share of $2.39, up 16.3% and 10.1%, from $223.8 million and $2.17, respectively
▪Net revenue of $620.0 million, an increase of 22.4%, or $113.5 million, compared to an increase in non-interest expenses of 9.8%, or $24.1 million
▪Pre-provision net revenue1 of $351.1 million, up $89.4 million from $261.7 million
▪Effective tax rate of 19.6%, compared to 19.0%

FINANCIAL POSITION RESULTS:
▪HFI loans of $48.4 billion, up $5.3 billion, net of a $1.9 billion HFS to HFI loan transfer, or 52.2% annualized
▪Total deposits of $53.7 billion, up $1.6 billion, or 11.9% annualized
▪Stockholders' equity of $5.0 billion, down $53 million
▪Increase in HFI loans of $16.4 billion, net of a $1.9 billion HFS to HFI loan transfer, or 48.9%
▪Increase in total deposits of $11.8 billion, or 28.1%
▪Increase in stockholders' equity of $924.5 million

LOANS AND ASSET QUALITY:
▪Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.15%, compared to 0.17%
▪Annualized net loan charge-offs to average loans outstanding of 0.01%, compared to approximately 0.00%
▪Nonperforming assets to total assets of 0.15%, compared to 0.20%
▪Annualized net loan charge-offs to average loans outstanding of 0.01%, compared to approximately 0.00%

KEY PERFORMANCE METRICS:
▪Net interest margin of 3.54%, compared to 3.32%
▪Return on average assets and on tangible common equity1 of 1.62% and 25.6%, compared to 1.64% and 23.9%, respectively
▪Tangible common equity ratio1 of 6.1%, compared to 6.7%
▪Tangible book value per share1, net of tax, of $36.67, a decrease of 1.2% from $37.13
▪Efficiency ratio1 of 42.8%, compared to 44.1%
▪Net interest margin of 3.54%, compared to 3.51%
▪Return on average assets and on tangible common equity1 of 1.62% and 25.6%, compared to 1.86% and 28.1%, respectively
▪Tangible common equity ratio1 of 6.1%, compared to 7.1%
▪Tangible book value per share1, net of tax, of $36.67, an increase of 11.6% from $32.86
▪Efficiency ratio1 of 42.8%, compared to 47.5%
1     See reconciliation of Non-GAAP Financial Measures on page 19.

Income Statement
Net interest income was $525.0 million in the second quarter 2022, an increase of $75.5 million from $449.5 million in the first quarter 2022, and an increase of $154.5 million, or 41.7%, compared to the second quarter 2021. The increase in net interest income from the first quarter 2022 is due to strong HFI loan growth and a higher rate environment, which drove an increase in yields on interest earning assets and also pushed interest rates higher on deposits and short-term borrowings. HFI loan growth, partially offset by higher interest rates on deposits, drove the increase in net interest income from the second quarter 2021.
The Company recorded a provision for credit losses totaling $27.5 million in the second quarter 2022, an increase of $18.5 million from $9.0 million in the first quarter 2022, compared to a provision release of $14.5 million in the second quarter 2021. The provision for credit losses during the second quarter 2022 is primarily due to loan growth and emerging economic uncertainty.
The Company’s net interest margin in the second quarter 2022 was 3.54%, an increase from 3.32% in the first quarter 2022, and an increase from 3.51% in the second quarter 2021. The higher rate environment drove an increase in net interest margin, with yields on interest earning assets more than offsetting the increase in rates on deposits and short-term borrowings. The increase in net interest margin from the second quarter 2021 was driven by HFI loan growth, partially offset by higher debt and deposit balances coupled with higher rates on deposits.
Non-interest income was $95.0 million for the second quarter 2022, compared to $106.3 million for the first quarter 2022, and $136.0 million for the second quarter 2021. The $11.3 million decrease in non-interest income from the first quarter 2022 was primarily the result of a decrease in net gain on loan origination and sale activities of $9.7 million from decreased gain on sale margins and a small loss on sale of securities in the current quarter of $0.2 million compared to a gain of $6.9 million in the first quarter 2022, which was partially offset by an increase in gain on recovery from credit guarantees of $6.7 million and an increase in loan servicing revenue of $4.3 million. The $41.0 million decrease from the second quarter 2021 was driven by a decrease in net gain on loan origination and sale activities of $104.8 million from lower production volume and gain on sale margins and a $10.0 million loss on fair value adjustments on assets measured at fair value compared to a gain of $3.2 million in the second quarter 2021, partially offset by a $66.2 million increase in loan servicing revenue and a $9.0 million gain on recovery from credit guarantees, which arose from the credit risk transfer transactions undertaken by the Company that transfer first loss exposure to unrelated third parties.
Net revenue was $620.0 million for the second quarter 2022, an increase of $64.2 million, or 11.6%, compared to $555.8 million for the first quarter 2022, and an increase of $113.5 million, or 22.4%, compared to $506.5 million for the second quarter 2021.
Non-interest expense was $268.9 million for the second quarter 2022, compared to $248.6 million for the first quarter 2022, and $244.8 million for the second quarter 2021. The Company’s efficiency ratio1 was 42.8% for the second quarter 2022, compared to 44.1% in the first quarter 2022, and 47.5% for the second quarter 2021. Non-interest expense increased from the first quarter 2022 due to increased deposit costs and loan servicing expenses. The increase in non-interest expense from the second quarter 2021 is attributable to increased legal, professional, and director's fees, deposit and compensation costs, partially offset by lower acquisition and restructuring costs and loan servicing expenses.
Income tax expense was $63.4 million for the second quarter 2022, compared to $58.1 million for the first quarter 2022, and $52.4 million for the second quarter 2021.
Net income was $260.2 million for the second quarter 2022, an increase of $20.1 million from $240.1 million for the first quarter 2022, and an increase of $36.4 million from $223.8 million for the second quarter 2021. Earnings per share was $2.39 for the second quarter 2022, compared to $2.22 for the first quarter 2022, and $2.17 for the second quarter 2021.
The Company views its pre-provision net revenue1 ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net revenue less non-interest expense. For the second quarter 2022, the Company’s PPNR1 was $351.1 million, up $43.9 million from $307.2 million in the first quarter 2022, and up $89.4 million from $261.7 million in the second quarter 2021.
The Company had 3,254 full-time equivalent employees and 60 offices at June 30, 2022, compared to 3,170 employees and 60 offices at March 31, 2022, and 3,075 employees and 53 offices at June 30, 2021.

1    See reconciliation of Non-GAAP Financial Measures on page 19.

Balance Sheet
HFI loans, net of deferred fees totaled $48.4 billion at June 30, 2022, compared to $41.1 billion at March 31, 2022, and $30.0 billion at June 30, 2021. HFI loan growth of $5.3 billion from the prior quarter excludes a $1.9 billion transfer of government guaranteed early buyout ("EBO") residential loans from HFS to HFI and was driven by increases of $2.9 billion in commercial and industrial, $1.5 billion in residential real estate, and $926 million in CRE non-owner occupied loans. From June 30, 2021, HFI loan growth of $16.4 billion (which excludes $1.9 billion of transferred EBO loans), was primarily driven by residential real estate, commercial and industrial, and CRE non-owner occupied loans which increased $7.7 billion, $6.5 billion, and $2.1 billion, respectively.
The Company's allowance for credit losses on HFI loans consists of an allowance for funded HFI loans and an allowance for unfunded loan commitments. At June 30, 2022, the allowance for loan losses to funded HFI loans ratio was 0.56%, compared to 0.63% at March 31, 2022, and 0.78% at June 30, 2021. The allowance for credit losses, which includes the allowance for unfunded loan commitments, to funded HFI loans ratio was 0.68% at June 30, 2022, compared to 0.73% at March 31, 2022, and 0.88% at June 30, 2021. The decrease in the allowance for credit loss ratios from the prior quarter and the prior year is due to loan mix changes resulting from growth in low loss segments. The Company is a party to credit linked note transactions, which effectively transfers a portion of the risk of loan losses on reference pools of loans to the purchasers of the notes. As of June 30, 2022 and March 31, 2022, the Company is protected from credit losses on reference pools of loans totaling $11.1 billion and $5.4 billion, respectively, under these transactions. However, as these note transactions are considered to be free standing credit enhancements, the allowance for credit losses cannot be reduced by the expected credit losses that may be mitigated by these notes. Accordingly, the allowance for loan and credit losses ratios as of June 30, 2022 and March 31, 2022 include an allowance of $19 million and $10 million, respectively, related to these pools of loans. The allowance for credit losses to funded HFI loans ratio, adjusted to take into consideration the transfer of risk associated with the credit linked note transactions, was 0.88% at June 30, 2022 and 0.84% at March 31, 2022.
Deposits totaled $53.7 billion at June 30, 2022, an increase of $1.6 billion from $52.2 billion at March 31, 2022, and an increase of $11.8 billion from $41.9 billion at June 30, 2021. By deposit type, the increase from the prior quarter is attributable to an increase of $760 million from certificates of deposits, $473 million from savings and money market accounts, $201 million from non-interest bearing demand deposits, and $119 million from interest bearing demand deposits. From June 30, 2021, deposits increased across all deposit types, with increases in interest-bearing demand deposits of $4.2 billion, non-interest bearing demand deposits of $3.6 billion, savings and money market accounts of $3.2 billion, and certificates of deposit of $761 million. Non-interest bearing deposits were $23.7 billion at June 30, 2022, compared to $23.5 billion at March 31, 2022, and $20.1 billion at June 30, 2021.
The table below shows the Company's deposit types as a percentage of total deposits:

	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021
Non-interest bearing	44.2%	45.1%	48.0%
Savings and money market	35.4	35.6	37.7
Interest-bearing demand	15.6	15.8	10.0
Certificates of deposit	4.8	3.5	4.3
The Company’s ratio of HFI loans to deposits was 90.0% at June 30, 2022, compared to 78.8% at March 31, 2022, and 71.6% at June 30, 2021.
Borrowings were $5.2 billion at June 30, 2022, $833 million at March 31, 2022, and $615 million at June 30, 2021. The increase in borrowings from March 31, 2022 is due primarily to an increase in short-term borrowings of $3.9 billion and the issuance of credit linked notes totaling $486 million, net of $8 million in issuance costs, during the quarter. The increase in borrowings from June 30, 2021 is due to the increases described above and the issuance of $225 million in credit linked notes, net of issuance costs, during the second half of 2021.
Qualifying debt totaled $891 million at June 30, 2022, compared to $893 million at March 31, 2022, and $1.1 billion at June 30, 2021. The decrease in qualifying debt from June 30, 2021 is primarily related to $250 million in subordinated debt redemptions during 2021.
Stockholders’ equity was $5.0 billion at June 30, 2022, compared to $5.0 billion at March 31, 2022, and $4.0 billion at June 30, 2021. Stockholders' equity remained consistent quarter over quarter as net income was offset by dividends to shareholders and unrealized fair value losses of approximately $285 million on the Company's available for sale securities, which are recorded in other comprehensive income, net of tax. A cash dividend of $0.35 per share was paid to common shareholders on May 27, 2022, totaling $37.9 million, and a cash dividend of $0.27 per depository share was paid to preferred shareholders on June 30, 2022, totaling $3.2 million. The increase in stockholders' equity from June 30, 2021 is primarily a function of net income, issuance of preferred stock, and sales of common stock under the Company's ATM program, partially offset by dividends to shareholders and losses on available for sale securities.
At June 30, 2022, tangible common equity, net of tax1, was 6.1% of tangible assets1 and total capital was 11.9% of risk-weighted assets. The Company’s tangible book value per share1 was $36.67 at June 30, 2022, a decrease of 1.2% from $37.13, and up 11.6% from $32.86 at June 30, 2021. The decrease in tangible book value per share from March 31, 2022 is attributable to fair value marks on the Company's available for sale securities, which are recorded in other comprehensive income, net of tax.
Total assets increased 9.0% to $66.1 billion at June 30, 2022, from $60.6 billion at March 31, 2022, and increased 34.6% from $49.1 billion at June 30, 2021. The increase in total assets from March 31, 2022 was driven by continued organic loan and deposit growth. The increase in total assets from June 30, 2021 was also driven by continued organic loan growth.

1     See reconciliation of Non-GAAP Financial Measures on page 19.

Asset Quality
Provision for credit losses totaled $27.5 million for the second quarter 2022, compared to $9.0 million for the first quarter 2022, and a recovery of credit losses of $14.5 million for the second quarter 2021. Net loan charge-offs in the second quarter 2022 were $1.4 million, or 0.01% of average loans (annualized), compared to $0.2 million, or approximately 0.00%, in the first quarter 2022, and $0.1 million, or approximately 0.00%, in the second quarter 2021.
Nonaccrual loans decreased $6 million to $85 million during the quarter and decreased $12 million from June 30, 2021. Loans past due 90 days and still accruing interest were zero (excluding government insured loans of $555 million) at June 30, 2022, compared to zero at March 31, 2022 and June 30, 2021. Loans past due 30-89 days and still accruing interest totaled $117 million (excluding government insured loans of $161 million) at June 30, 2022, an increase from $58 million at March 31, 2022, and an increase from $10 million at June 30, 2021.
Repossessed assets totaled $12 million at June 30, 2022, flat from March 31, 2022, and an increase of $8 million from $4 million at June 30, 2021. Classified assets totaled $346 million at June 30, 2022, a decrease of $19 million from $365 million at March 31, 2022, and an increase of $107 million from $239 million at June 30, 2021.
The ratio of classified assets to Tier 1 capital plus the allowance for credit losses, a common regulatory measure of asset quality, was 6.7% at June 30, 2022, compared to 7.4% at March 31, 2022, and 6.4% at June 30, 2021.

1     See reconciliation of Non-GAAP Financial Measures on page 19.

Segment Highlights
The Company's reportable segments are aggregated with a focus on products and services offered and consist of three reportable segments:
–Commercial segment: provides commercial banking and treasury management products and services to small and middle-market businesses, specialized banking services to sophisticated commercial institutions and investors within niche industries, as well as financial services to the real estate industry.
–Consumer Related segment: offers both commercial banking services to enterprises in consumer-related sectors and consumer banking services, such as residential mortgage banking and beginning on January 25, 2022 includes the financial results of Digital Disbursements.
–Corporate & Other segment: consists of the Company's investment portfolio, Corporate borrowings and other related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's Commercial and Consumer Related segments include loan and deposit growth, asset quality, and pre-tax income.
The Commercial segment reported an HFI loan balance of $29.4 billion at June 30, 2022, an increase of $3.7 billion during the quarter, and an increase of $8.8 billion during the last twelve months. Deposits for the Commercial segment totaled $29.5 billion at June 30, 2022, a decrease of $651 million during the quarter, and an increase of $3.2 billion during the last twelve months.
Pre-tax income for the Commercial segment was $239.9 million for the three months ended June 30, 2022, an increase of $3.1 million from the three months ended March 31, 2022, and an increase of $30.8 million from the three months ended June 30, 2021. For the six months ended June 30, 2022, the Commercial segment reported total pre-tax income of $476.6 million, an increase of $46.6 million compared to the six months ended June 30, 2021.
The Consumer Related segment reported an HFI loan balance of $18.9 billion at June 30, 2022, an increase of $3.6 billion during the quarter, and an increase of $9.5 billion during the last twelve months. The Consumer Related segment also has loans held for sale, initially acquired as part of the AmeriHome acquisition, of $3.0 billion at June 30, 2022, a decrease of $1.8 billion during the quarter. Deposits for the Consumer Related segment totaled $19.7 billion, an increase of $1.2 billion during the quarter, and an increase of $4.8 billion during the last twelve months.
Pre-tax income for the Consumer Related segment was $160.1 million for the three months ended June 30, 2022, an increase of $33.2 million from the three months ended March 31, 2022, and an increase of $46.5 million from the three months ended June 30, 2021. Pre-tax income for the Consumer Related segment for the six months ended June 30, 2022 totaled $287.1 million, an increase of $102.0 million compared to the six months ended June 30, 2021.

Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its second quarter 2022 financial results at 12:00 p.m. ET on Friday, July 22, 2022. Participants may access the call by dialing 1-888-396-8049 and using the conference ID 57514725 or via live audio webcast using the website link https://event.on24.com/wcc/r/3825847/3012FB8A58AE72C7E9C5700F7983D54D. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 3:00 p.m. ET July 22nd through 11:00 p.m. ET August 22nd by dialing 1-877-674-7070, using passcode 514725#.

Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.

Use of Non-GAAP Financial Information
This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, future economic performance and dividends. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's subsequent Quarterly Reports on Form 10-Q, each as filed with the Securities and Exchange Commission; the potential adverse effects of unusual and infrequently occurring events such as the COVID-19 pandemic and any governmental or societal responses thereto; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; the impact on financial markets from geopolitical conflicts such as the war between Russia and Ukraine; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.

About Western Alliance Bancorporation
With more than $60 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. The company is #2 best-performing of the 50 largest public U.S. banks in the S&P Global Market Intelligence listing for 2021, ranks high year after year on the Forbes list of “America’s Best Banks” and was named #1 Best Emerging Regional Bank per Bank Director’s 2022 RankingBanking study. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps clients realize their ambitions with teams of experienced bankers and mortgage experts who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities, including 24/7 funds transfer and other blockchain-based offerings. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking brands and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
				As of June 30,
				2022	2021	Change %
				(in millions)
Total assets				$66,055	$49,069	34.6%
Loans held for sale				3,010	4,465	(32.6)
HFI loans, net of deferred fees				48,365	30,027	61.1
Investment securities				8,802	7,845	12.2
Total deposits				53,712	41,921	28.1
Qualifying debt				891	1,140	(21.8)
Stockholders' equity				4,959	4,035	22.9
Tangible common equity, net of tax (1)				3,971	3,426	15.9

Selected Income Statement Data:
	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
	(in millions, except per share data)			(in millions, except per share data)
Interest income	$579.6	$398.5	45.4%	$1,064.1	$732.6	45.2%
Interest expense	54.6	28.0	95.0	89.6	44.8	NM
Net interest income	525.0	370.5	41.7	974.5	687.8	41.7
Provision for (recovery of) credit losses	27.5	(14.5)	NM	36.5	(46.9)	NM
Net interest income after provision for credit losses	497.5	385.0	29.2	938.0	734.7	27.7
Non-interest income	95.0	136.0	(30.1)	201.3	155.7	29.3
Non-interest expense	268.9	244.8	9.8	517.5	379.8	36.3
Income before income taxes	323.6	276.2	17.2	621.8	510.6	21.8
Income tax expense	63.4	52.4	21.0	121.5	94.3	28.8
Net income	260.2	223.8	16.3	500.3	416.3	20.2
Dividends on preferred stock	3.2	—	—	6.4	—	—
Net income available to common stockholders	$257.0	$223.8	14.8	$493.9	$416.3	18.6
Diluted earnings per common share	$2.39	$2.17	10.1	$4.61	$4.07	13.3

(1)    See Reconciliation of Non-GAAP Financial Measures.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
Diluted earnings per common share	$2.39	$2.17	10.1%	$4.61	$4.07	13.3%
Book value per common share	43.07	38.70	11.3
Tangible book value per common share, net of tax (1)	36.67	32.86	11.6
Average common shares outstanding (in millions):
Basic	107.3	102.7	4.5	106.7	101.8	4.8
Diluted	107.7	103.4	4.2	107.1	102.4	4.6
Common shares outstanding	108.3	104.2	3.9

Selected Performance Ratios:
Return on average assets (2)	1.62%	1.86%	(12.9)%	1.63%	1.89%	(13.8)%
Return on average tangible common equity (1, 2)	25.6	28.1	(8.9)	24.8	26.2	(5.4)
Net interest margin (2)	3.54	3.51	0.9	3.44	3.45	(0.3)
Efficiency ratio - tax equivalent basis (1)	42.8	47.5	(9.9)	43.4	44.2	(1.8)
Loan to deposit ratio	90.0	71.6	25.7

Asset Quality Ratios:
Net charge-offs to average loans outstanding (2)	0.01%	0.00%	NM	0.01%	0.01%	—%
Nonaccrual loans to funded HFI loans	0.18	0.32	(43.8)
Nonaccrual loans and repossessed assets to total assets	0.15	0.20	(25.0)
Allowance for loan losses to funded HFI loans	0.56	0.78	(28.2)
Allowance for loan losses to nonaccrual HFI loans	322	242	33.2

Capital Ratios:
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021
Tangible common equity (1)	6.1%	6.7%	7.1%
Common Equity Tier 1 (3)	9.0	9.0	9.2
Tier 1 Leverage ratio (3)	7.6	8.0	7.3
Tier 1 Capital (3)	9.7	9.8	9.4
Total Capital (3)	11.9	12.0	12.8

(1)    See Reconciliation of Non-GAAP Financial Measures.
(2)    Annualized on an actual/actual basis for periods less than 12 months.
(3)    Capital ratios for June 30, 2022 are preliminary.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(dollars in millions, except per share data)
Interest income:
Loans	$516.6	$353.8	$951.3	$652.2
Investment securities	59.3	43.5	107.3	77.5
Other	3.7	1.2	5.5	2.9
Total interest income	579.6	398.5	1,064.1	732.6
Interest expense:
Deposits	27.1	11.6	41.2	22.4
Qualifying debt	8.6	7.2	17.0	13.1
Borrowings	18.9	9.2	31.4	9.3
Total interest expense	54.6	28.0	89.6	44.8
Net interest income	525.0	370.5	974.5	687.8
Provision for (recovery of) credit losses	27.5	(14.5)	36.5	(46.9)
Net interest income after provision for credit losses	497.5	385.0	938.0	734.7
Non-interest income:
Net loan servicing revenue (expense)	45.4	(20.8)	86.5	(20.8)
Net gain on loan origination and sale activities	27.2	132.0	64.1	132.0
Gain on recovery from credit guarantees	9.0	—	11.3	—
Service charges and fees	7.6	7.4	14.6	14.1
Commercial banking related income	5.8	4.5	10.9	7.9
Income from equity investments	5.2	6.8	9.3	14.4
(Loss) gain on sales of investment securities	(0.2)	—	6.7	0.1
Fair value (loss) gain adjustments on assets measured at fair value, net	(10.0)	3.2	(16.6)	1.7
Other	5.0	2.9	14.5	6.3
Total non-interest income	95.0	136.0	201.3	155.7
Non-interest expenses:
Salaries and employee benefits	139.0	128.9	277.3	212.6
Legal, professional, and directors' fees	25.1	14.0	49.1	24.1
Data processing	19.7	15.0	37.3	24.9
Deposit costs	18.1	7.1	27.4	13.4
Loan servicing expenses	14.7	22.3	25.5	22.3
Occupancy	13.0	10.4	25.8	19.0
Insurance	6.9	5.5	14.1	9.7
Loan acquisition and origination expenses	6.4	10.5	12.9	10.5
Business development and marketing	5.4	3.2	9.8	4.6
Net (gain) on sales and valuations of repossessed and other assets	(0.3)	(1.5)	(0.2)	(1.8)
Acquisition and restructure expenses	—	15.7	0.4	16.1
Other	20.9	13.7	38.1	24.4
Total non-interest expense	268.9	244.8	517.5	379.8
Income before income taxes	323.6	276.2	621.8	510.6
Income tax expense	63.4	52.4	121.5	94.3
Net income	260.2	223.8	500.3	416.3
Dividends on preferred stock	3.2	—	6.4	—
Net income available to common stockholders	$257.0	$223.8	$493.9	$416.3

Earnings per common share:
Diluted shares	107.7	103.4	107.1	102.4
Diluted earnings per share	$2.39	$2.17	$4.61	$4.07

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021
	(in millions, except per share data)
Interest income:
Loans	$516.6	$434.7	$438.6	$398.0	$353.8
Investment securities	59.3	48.0	43.7	43.5	43.5
Other	3.7	1.8	1.0	1.3	1.2
Total interest income	579.6	484.5	483.3	442.8	398.5
Interest expense:
Deposits	27.1	14.1	12.8	12.3	11.6
Qualifying debt	8.6	8.4	9.2	10.8	7.2
Borrowings	18.9	12.5	10.7	9.3	9.2
Total interest expense	54.6	35.0	32.7	32.4	28.0
Net interest income	525.0	449.5	450.6	410.4	370.5
Provision for (recovery of) credit losses	27.5	9.0	13.2	12.3	(14.5)
Net interest income after provision for credit losses	497.5	440.5	437.4	398.1	385.0
Non-interest income:
Net loan servicing revenue (expense)	45.4	41.1	2.3	2.2	(20.8)
Net gain on loan origination and sale activities	27.2	36.9	73.2	121.0	132.0
Gain on recovery from credit guarantees	9.0	2.3	7.2	—	—
Service charges and fees	7.6	7.0	7.1	7.1	7.4
Commercial banking related income	5.8	5.1	4.9	4.6	4.5
Income from equity investments	5.2	4.1	5.2	2.5	6.8
(Loss) gain on sales of investment securities	(0.2)	6.9	8.3	—	—
Fair value (loss) gain adjustments on assets measured at fair value, net	(10.0)	(6.6)	(0.8)	(2.2)	3.2
Other	5.0	9.5	3.0	2.9	2.9
Total non-interest income	95.0	106.3	110.4	138.1	136.0
Non-interest expenses:
Salaries and employee benefits	139.0	138.3	120.6	133.5	128.9
Legal, professional, and directors' fees	25.1	24.0	20.8	13.7	14.0
Data processing	19.7	17.6	17.9	15.4	15.0
Deposit costs	18.1	9.3	9.1	7.3	7.1
Loan servicing expenses	14.7	10.8	15.6	15.6	22.3
Occupancy	13.0	12.8	12.4	12.4	10.4
Insurance	6.9	7.2	7.1	6.2	5.5
Loan acquisition and origination expenses	6.4	6.5	8.6	9.7	10.5
Business development and marketing	5.4	4.4	6.1	2.8	3.2
Net (gain) loss on sales and valuations of repossessed and other assets	(0.3)	0.1	(0.4)	(1.3)	(1.5)
Loss on extinguishment of debt	—	—	5.9	—	—
Acquisition and restructure expenses (recoveries)	—	0.4	(3.2)	2.4	15.7
Other	20.9	17.2	17.3	16.1	13.7
Total non-interest expense	268.9	248.6	237.8	233.8	244.8
Income before income taxes	323.6	298.2	310.0	302.4	276.2
Income tax expense	63.4	58.1	64.0	65.5	52.4
Net income	260.2	240.1	246.0	236.9	223.8
Dividends on preferred stock	3.2	3.2	3.5	—	—
Net income available to common stockholders	$257.0	$236.9	$242.5	$236.9	$223.8

Earnings per common share:
Diluted shares	107.7	106.6	104.5	103.9	103.4
Diluted earnings per share	$2.39	$2.22	$2.32	$2.28	$2.17

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021
	(in millions)
Assets:
Cash and due from banks	$1,886	$2,602	$516	$918	$3,396
Investment securities	8,802	8,277	7,541	7,696	7,845
Loans held for sale	3,010	4,762	5,635	6,534	4,465
Loans held for investment:
Commercial and industrial	20,754	17,862	18,297	16,525	14,284
Commercial real estate - non-owner occupied	7,775	6,849	6,526	5,844	5,696
Commercial real estate - owner occupied	1,848	1,805	1,898	1,996	2,028
Construction and land development	3,231	3,278	3,023	2,943	2,857
Residential real estate	14,701	11,270	9,282	7,453	5,121
Consumer	56	55	49	41	41
Loans, net of deferred fees	48,365	41,119	39,075	34,802	30,027
Allowance for loan losses	(273)	(258)	(252)	(247)	(233)
Loans, net of deferred fees and allowance	48,092	40,861	38,823	34,555	29,794
Mortgage servicing rights	826	950	698	605	726
Premises and equipment, net	210	196	182	161	150
Operating lease right-of-use asset	136	142	133	106	95
Other assets acquired through foreclosure, net	12	12	12	12	4
Bank owned life insurance	180	179	180	179	178
Goodwill and other intangibles, net	695	698	635	608	611
Other assets	2,206	1,897	1,628	1,401	1,805
Total assets	$66,055	$60,576	$55,983	$52,775	$49,069
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$23,721	$23,520	$21,353	$21,058	$20,106
Interest bearing:
Demand	8,387	8,268	6,924	4,955	4,188
Savings and money market	19,026	18,553	17,279	17,440	15,810
Certificates of deposit	2,578	1,818	2,056	1,830	1,817
Total deposits	53,712	52,159	47,612	45,283	41,921
Borrowings	5,210	833	1,502	1,003	615
Qualifying debt	891	893	896	1,065	1,140
Operating lease liability	151	155	143	115	102
Accrued interest payable and other liabilities	1,132	1,524	867	795	1,256
Total liabilities	61,096	55,564	51,020	48,261	45,034
Stockholders' Equity:
Preferred stock	295	295	295	295	—
Common stock and additional paid-in capital	1,990	1,979	1,879	1,610	1,603
Retained earnings	3,192	2,973	2,773	2,567	2,367
Accumulated other comprehensive (loss) income	(518)	(235)	16	42	65
Total stockholders' equity	4,959	5,012	4,963	4,514	4,035
Total liabilities and stockholders' equity	$66,055	$60,576	$55,983	$52,775	$49,069

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses on Loans
Unaudited
	Three Months Ended
	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021
	(in millions)
Allowance for loan losses
Balance, beginning of period	$257.6	$252.5	$246.9	$232.9	$247.1
Provision for (recovery of) credit losses (1)	17.0	5.3	7.0	17.0	(14.1)
Recoveries of loans previously charged-off:
Commercial and industrial	0.8	2.4	1.8	0.1	0.4
Commercial real estate - non-owner occupied	—	—	0.3	—	1.7
Commercial real estate - owner occupied	0.1	—	—	0.1	—
Construction and land development	—	—	—	0.1	—
Residential real estate	0.1	—	0.4	—	0.1
Consumer	—	—	—	—	—
Total recoveries	1.0	2.4	2.5	0.3	2.2
Loans charged-off:
Commercial and industrial	2.4	2.6	3.8	3.3	2.3
Commercial real estate - non-owner occupied	—	—	—	—	—
Commercial real estate - owner occupied	—	—	—	—	—
Construction and land development	—	—	—	—	—
Residential real estate	—	—	0.1	—	—
Consumer	—	—	—	—	—
Total loans charged-off	2.4	2.6	3.9	3.3	2.3
Net loan charge-offs	1.4	0.2	1.4	3.0	0.1
Balance, end of period	$273.2	$257.6	$252.5	$246.9	$232.9

Allowance for unfunded loan commitments
Balance, beginning of period	$43.3	$37.6	$32.1	$31.3	$32.6
Provision for (recovery of) credit losses (1)	10.5	5.7	5.5	0.8	(1.3)
Balance, end of period (2)	$53.8	$43.3	$37.6	$32.1	$31.3

Components of the allowance for credit losses on loans
Allowance for loan losses	$273.2	$257.6	$252.5	$246.9	$232.9
Allowance for unfunded loan commitments	53.8	43.3	37.6	32.1	31.3
Total allowance for credit losses on loans	$327.0	$300.9	$290.1	$279.0	$264.2

Net charge-offs to average loans - annualized	0.01%	0.00%	0.02%	0.04%	0.00%

Allowance ratios
Allowance for loan losses to funded HFI loans (3)	0.56%	0.63%	0.65%	0.71%	0.78%
Allowance for credit losses to funded HFI loans (3)	0.68	0.73	0.74	0.80	0.88
Allowance for loan losses to nonaccrual HFI loans	322	283	348	316	242
Allowance for credit losses to nonaccrual HFI loans	386	331	400	357	274
(1)    The above tables reflect the provision for credit losses on funded and unfunded loans. There was no provision for credit losses on investment securities for the three months ended June 30, 2022. The allowance for credit losses on investment securities totaled $3 million as of June 30, 2022.
(2)    The allowance for unfunded loan commitments is included as part of accrued interest payable and other liabilities on the balance sheet.
(3)    Ratio includes an allowance for credit losses of $19 million as of June 30, 2022 related to an $11.1 billion pool of loans covered under four separate credit linked note transactions.

Western Alliance Bancorporation and Subsidiaries
Asset Quality Metrics
Unaudited
	Three Months Ended
	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021
	(in millions)
Nonaccrual loans and repossessed assets
Nonaccrual loans	$85	$91	$73	$78	$96
Nonaccrual loans to funded HFI loans	0.18%	0.22%	0.19%	0.22%	0.32%
Repossessed assets	$12	$12	$12	$12	$4
Nonaccrual loans and repossessed assets to total assets	0.15%	0.17%	0.15%	0.17%	0.20%

Loans Past Due
Loans past due 90 days, still accruing (1)	$—	$—	$—	$—	$—
Loans past due 90 days, still accruing to funded HFI loans	—%	—%	—%	—%	—%
Loans past due 30 to 89 days, still accruing (2)	$117	$58	$53	$24	$10
Loans past due 30 to 89 days, still accruing to funded HFI loans	0.24%	0.14%	0.13%	0.07%	0.03%

Other credit quality metrics
Special mention loans	$317	$350	$331	$364	$405
Special mention loans to funded HFI loans	0.66%	0.85%	0.85%	1.05%	1.35%

Classified loans on accrual	$232	$253	$216	$175	$138
Classified loans on accrual to funded HFI loans	0.48%	0.61%	0.55%	0.50%	0.46%
Classified assets	$346	$365	$301	$265	$239
Classified assets to total assets	0.52%	0.60%	0.54%	0.50%	0.49%
(1)    Excludes government guaranteed residential mortgage loans of $555 million as of June 30, 2022.
(2)    Excludes government guaranteed residential mortgage loans of $161 million as of June 30, 2022.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	June 30, 2022			March 31, 2022
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$4,333	$43.1	3.99%	$6,521	$50.4	3.14%
Loans held for investment:
Commercial and industrial	19,576	205.6	4.27	17,487	165.9	3.91
CRE - non-owner occupied	7,152	83.1	4.67	6,690	73.2	4.44
CRE - owner occupied	1,836	22.7	5.05	1,859	22.8	5.07
Construction and land development	3,336	47.7	5.73	3,090	41.7	5.47
Residential real estate	13,698	113.8	3.33	10,384	80.2	3.13
Consumer	58	0.6	4.29	52	0.5	3.95
Total HFI loans (1), (2), (3)	45,656	473.5	4.19	39,562	384.3	3.98
Securities:
Securities - taxable	6,674	41.3	2.48	5,534	29.9	2.19
Securities - tax-exempt	2,017	18.0	4.53	2,136	18.1	4.29
Total securities (1)	8,691	59.3	2.94	7,670	48.0	2.77
Cash and other	1,650	3.7	0.91	2,058	1.8	0.36
Total interest earning assets	60,330	579.6	3.91	55,811	484.5	3.58
Non-interest earning assets
Cash and due from banks	262			245
Allowance for credit losses	(266)			(262)
Bank owned life insurance	179			181
Other assets	3,766			3,299
Total assets	$64,271			$59,274
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$8,346	$8.0	0.38%	$7,743	$2.7	0.14%
Savings and money market	18,771	16.5	0.35	18,131	9.6	0.21
Certificates of deposit	2,040	2.6	0.52	1,920	1.8	0.38
Total interest-bearing deposits	29,157	27.1	0.37	27,794	14.1	0.21
Short-term borrowings	2,917	8.6	1.19	1,150	1.7	0.62
Long-term debt	786	10.3	5.24	770	10.8	5.67
Qualifying debt	894	8.6	3.85	896	8.4	3.81
Total interest-bearing liabilities	33,754	54.6	0.65	30,610	35.0	0.46
Interest cost of funding earning assets			0.37			0.26
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	24,327			22,580
Other liabilities	1,169			1,095
Stockholders’ equity	5,021			4,989
Total liabilities and stockholders' equity	$64,271			$59,274
Net interest income and margin (4)		$525.0	3.54%		$449.5	3.32%

(1)     Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.2 million and $8.0 million for the three months ended June 30, 2022 and March 31, 2022, respectively.
(2)    Included in the yield computation are net loan fees of $36.4 million and $29.1 million for the three months ended June 30, 2022 and March 31, 2022, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	June 30, 2022			June 30, 2021
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$4,333	$43.1	3.99%	$5,347	$42.7	3.21%
Loans held for investment:
Commercial and industrial	19,576	205.6	4.27	13,897	148.2	4.37
CRE - non-owner-occupied	7,152	83.1	4.67	5,698	67.8	4.78
CRE - owner-occupied	1,836	22.7	5.05	2,025	24.1	4.88
Construction and land development	3,336	47.7	5.73	2,792	39.9	5.73
Residential real estate	13,698	113.8	3.33	3,748	30.7	3.29
Consumer	58	0.6	4.29	34	0.4	4.52
Total HFI loans (1), (2), (3)	45,656	473.5	4.19	28,194	311.1	4.48
Securities:
Securities - taxable	6,674	41.3	2.48	5,630	26.0	1.85
Securities - tax-exempt	2,017	18.0	4.53	2,166	17.5	4.07
Total securities (1)	8,691	59.3	2.94	7,796	43.5	2.47
Other	1,650	3.7	0.91	1,911	1.2	0.25
Total interest earning assets	60,330	579.6	3.91	43,248	398.5	3.77
Non-interest earning assets
Cash and due from banks	262			458
Allowance for credit losses	(266)			(257)
Bank owned life insurance	179			178
Other assets	3,766			4,518
Total assets	$64,271			$48,145
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$8,346	$8.0	0.38%	$4,370	$1.5	0.14%
Savings and money market accounts	18,771	16.5	0.35	15,168	8.0	0.21
Certificates of deposit	2,040	2.6	0.52	1,737	2.1	0.49
Total interest-bearing deposits	29,157	27.1	0.37	21,275	11.6	0.22
Short-term borrowings	2,917	8.6	1.19	1,506	4.5	1.21
Long-term debt	786	10.3	5.24	353	4.7	5.30
Qualifying debt	894	8.6	3.85	701	7.2	4.12
Total interest-bearing liabilities	33,754	54.6	0.65	23,835	28.0	0.47
Interest cost of funding earning assets			0.37			0.26
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	24,327			18,385
Other liabilities	1,169			2,140
Stockholders’ equity	5,021			3,785
Total liabilities and stockholders' equity	$64,271			$48,145
Net interest income and margin (4)		$525.0	3.54%		$370.5	3.51%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.2 million and $8.5 million for the three months ended June 30, 2022 and 2021, respectively.
(2)    Included in the yield computation are net loan fees of $36.4 million and $32.6 million for the three months ended June 30, 2022 and 2021, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Six Months Ended
	June 30, 2022			June 30, 2021
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$5,421	$93.6	3.48%	$2,688	$42.7	3.21%
Loans held for investment:
Commercial and industrial	18,537	371.5	4.10	13,925	299.1	4.43
CRE - non-owner occupied	6,922	156.2	4.56	5,674	132.9	4.73
CRE - owner occupied	1,847	45.5	5.06	2,059	48.5	4.86
Construction and land development	3,214	89.3	5.61	2,639	75.5	5.77
Residential real estate	12,050	194.1	3.25	3,131	52.7	3.39
Consumer	55	1.1	4.14	34	0.8	4.96
Total HFI loans (1), (2), (3)	42,625	857.7	4.09	27,462	609.5	4.53
Securities:
Securities - taxable	6,107	71.1	2.35	5,084	44.5	1.77
Securities - tax-exempt	2,076	36.2	4.41	2,074	33.0	4.03
Total securities (1)	8,183	107.3	2.86	7,158	77.5	2.42
Other	1,853	5.5	0.60	3,877	2.9	0.15
Total interest earning assets	58,082	1,064.1	3.75	41,185	732.6	3.67
Non-interest earning assets
Cash and due from banks	254			313
Allowance for credit losses	(264)			(273)
Bank owned life insurance	180			177
Other assets	3,534			2,904
Total assets	$61,786			$44,306
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$8,046	$10.7	0.27%	$4,139	$2.8	0.14%
Savings and money market accounts	18,453	26.1	0.29	14,584	15.1	0.21
Certificates of deposit	1,981	4.4	0.45	1,709	4.5	0.54
Total interest-bearing deposits	28,480	41.2	0.29	20,432	22.4	0.22
Short-term borrowings	2,038	10.4	1.03	769	4.6	1.21
Long-term debt	778	21.0	5.45	178	4.7	5.30
Qualifying debt	895	17.0	3.83	625	13.1	4.24
Total interest-bearing liabilities	32,191	89.6	0.56	22,004	44.8	0.41
Interest cost of funding earning assets			0.31			0.22
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	23,458			17,186
Other liabilities	1,132			1,460
Stockholders’ equity	5,005			3,656
Total liabilities and stockholders' equity	$61,786			$44,306
Net interest income and margin (4)		$974.5	3.44%		$687.8	3.45%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $16.2 million and $16.5 million for the six ended June 30, 2022 and 2021, respectively.
(2)    Included in the yield computation are net loan fees of $65.5 million for the six ended June 30, 2022 and 2021.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate & Other
At June 30, 2022:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$10,688	$15	$—	$10,673
Loans held for sale	3,010	—	3,010	—
Loans, net of deferred fees and costs	48,365	29,448	18,917	—
Less: allowance for credit losses	(273)	(242)	(31)	—
Total loans	48,092	29,206	18,886	—
Other assets acquired through foreclosure, net	12	12	—	—
Goodwill and other intangible assets, net	695	294	401	—
Other assets	3,558	275	1,510	1,773
Total assets	$66,055	$29,802	$23,807	$12,446
Liabilities:
Deposits	$53,712	$29,482	$19,690	$4,540
Borrowings and qualifying debt	6,101	29	356	5,716
Other liabilities	1,283	235	300	748
Total liabilities	61,096	29,746	20,346	11,004
Allocated equity:	4,959	2,842	1,852	265
Total liabilities and stockholders' equity	$66,055	$32,588	$22,198	$11,269
Excess funds provided (used)	—	2,786	(1,609)	(1,177)

No. of offices	60	50	8	2
No. of full-time equivalent employees	3,254	607	1,084	1,563

Income Statement:

Three Months Ended June 30, 2022:	(in millions)
Net interest income	$525.0	$370.5	$219.4	$(64.9)
Provision for (recovery of) credit losses	27.5	32.7	(5.2)	—
Net interest income (expense) after provision for credit losses	497.5	337.8	224.6	(64.9)
Non-interest income	95.0	18.0	74.6	2.4
Non-interest expense	268.9	115.9	139.1	13.9
Income (loss) before income taxes	323.6	239.9	160.1	(76.4)
Income tax expense (benefit)	63.4	57.3	38.1	(32.0)
Net income (loss)	$260.2	$182.6	$122.0	$(44.4)

Six Months Ended June 30, 2022:	(in millions)
Net interest income	$974.5	$705.3	$402.7	$(133.5)
Provision for (recovery of) credit losses	36.5	33.2	5.3	(2.0)
Net interest income (expense) after provision for credit losses	938.0	672.1	397.4	(131.5)
Non-interest income	201.3	34.9	153.8	12.6
Non-interest expense	517.5	230.4	264.1	23.0
Income (loss) before income taxes	621.8	476.6	287.1	(141.9)
Income tax expense (benefit)	121.5	113.4	68.5	(60.4)
Net income (loss)	$500.3	$363.2	$218.6	$(81.5)

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate
At December 31, 2021:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$8,057	$13	$82	$7,962
Loans held for sale	5,635	—	5,635	—
Loans, net of deferred fees and costs	39,075	25,092	13,983	—
Less: allowance for credit losses	(252)	(226)	(26)	—
Total loans	38,823	24,866	13,957	—
Other assets acquired through foreclosure, net	12	12	—	—
Goodwill and other intangible assets, net	635	295	340	—
Other assets	2,821	254	1,278	1,289
Total assets	$55,983	$25,440	$21,292	$9,251
Liabilities:
Deposits	$47,612	$30,467	$15,363	$1,782
Borrowings and qualifying debt	2,398	—	353	2,045
Other liabilities	1,010	233	138	639
Total liabilities	51,020	30,700	15,854	4,466
Allocated equity:	4,963	2,588	1,596	779
Total liabilities and stockholders' equity	$55,983	$33,288	$17,450	$5,245
Excess funds provided (used)	—	7,848	(3,842)	(4,006)

No. of offices	58	50	7	1
No. of full-time equivalent employees	3,139	628	1,173	1,338

Income Statement:

Three Months Ended June 30, 2021:	(in millions)
Net interest income	$370.5	$280.7	$139.5	$(49.7)
(Recovery of) provision for credit losses	(14.5)	(18.6)	7.2	(3.1)
Net interest income (expense) after provision for credit losses	385.0	299.3	132.3	(46.6)
Non-interest income	136.0	13.9	116.9	5.2
Non-interest expense	244.8	104.1	135.6	5.1
Income (loss) before income taxes	276.2	209.1	113.6	(46.5)
Income tax expense (benefit)	52.4	50.4	27.5	(25.5)
Net income (loss)	$223.8	$158.7	$86.1	$(21.0)

Six Months Ended June 30, 2021:	(in millions)
Net interest income	$687.8	$544.5	$247.5	$(104.2)
(Recovery of) provision for credit losses	(46.9)	(54.8)	8.9	(1.0)
Net interest income (expense) after provision for credit losses	734.7	599.3	238.6	(103.2)
Non-interest income	155.7	33.1	117.4	5.2
Non-interest expense	379.8	202.4	170.9	6.5
Income (loss) before income taxes	510.6	430.0	185.1	(104.5)
Income tax expense (benefit)	94.3	103.2	44.9	(53.8)
Net income (loss)	$416.3	$326.8	$140.2	$(50.7)

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
	(in millions)
Net interest income	$525.0	$449.5	$450.6	$410.4	$370.5
Total non-interest income	95.0	106.3	110.4	138.1	136.0
Net revenue	$620.0	$555.8	$561.0	$548.5	$506.5
Total non-interest expense	268.9	248.6	237.8	233.8	244.8
Pre-provision net revenue (1)	$351.1	$307.2	$323.2	$314.7	$261.7
Less:
Provision for (recovery of) credit losses	27.5	9.0	13.2	12.3	(14.5)
Income tax expense	63.4	58.1	64.0	65.5	52.4
Net income	$260.2	$240.1	$246.0	$236.9	$223.8

Efficiency Ratio by Quarter:
Total non-interest expense	$268.9	$248.6	$237.8	$233.8	$244.8
Divided by:
Total net interest income	525.0	449.5	450.6	410.4	370.5
Plus:
Tax equivalent interest adjustment	8.2	8.0	8.4	8.5	8.5
Total non-interest income	95.0	106.3	110.4	138.1	136.0
	$628.2	$563.8	$569.4	$557.0	$515.0
Efficiency ratio - tax equivalent basis (2)	42.8%	44.1%	41.8%	42.0%	47.5%

Tangible Common Equity:
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
	(dollars and shares in millions)
Total stockholders' equity	$4,959	$5,012	$4,963	$4,514	$4,035
Less:
Goodwill and intangible assets	695	698	635	608	611
Preferred stock	295	295	295	295	—
Total tangible common equity	3,969	4,019	4,033	3,611	3,424
Plus: deferred tax - attributed to intangible assets	2	2	2	2	2
Total tangible common equity, net of tax	$3,971	$4,021	$4,035	$3,613	$3,426
Total assets	$66,055	$60,576	$55,983	$52,775	$49,069
Less: goodwill and intangible assets, net	695	698	635	608	611
Tangible assets	65,360	59,878	55,348	52,167	48,458
Plus: deferred tax - attributed to intangible assets	2	2	2	2	2
Total tangible assets, net of tax	$65,362	$59,880	$55,350	$52,169	$48,460
Tangible common equity ratio (3)	6.1%	6.7%	7.3%	6.9%	7.1%
Common shares outstanding	108.3	108.3	106.6	104.2	104.2
Tangible book value per share, net of tax (3)	$36.67	$37.13	$37.84	$34.67	$32.86

Non-GAAP Financial Measures Footnotes

(1)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(2)	We believe this non-GAAP ratio provides a useful metric to measure the efficiency of the Company.
(3)	We believe this non-GAAP metric provides an important metric with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476